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                                                                   EXHIBIT 11

                       EVEREN CAPITAL CORPORATION
               PRO FORMA COMPUTATION OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                               (UNAUDITED)


                                              Year ended December 31,

                                                   1995          1994
                                                   ----          ----
Net loss reported                             $   (15,854)  $    (2,238)

Less: Pro forma dividends on exchangeable
       preferred stock (13.5% of liquidation
       value)                                      (2,130)       (2,130)
                                              ------------  ------------

     Pro forma net loss applicable to
      common shares                           $   (17,984)  $    (4,368)
                                              ============  ============

Pro forma net loss per common share           $     (1.47)  $      (.36)
                                              ------------  ------------



Pro forma weighted average common shares
   outstanding:                                12,208,532    12,208,532
                                              ============  ============
